EXHIBIT 4.2
                        INCENTIVE STOCK OPTION AGREEMENT


           BY THIS INCENTIVE STOCK OPTION AGREEMENT ("Agreement") made and entered into this ____ day of ____________________, 19___ (the "Grant Date"),
WAVETECH, INC., a New Jersey corporation (the "Company"), and _______________________, a key employee of the Company (the "Optionee") hereby state, confirm, represent, warrant and agree as follows:

                                        I

                                    RECITALS

          1.1 The Company, through its Board of Directors (the "Board"), has determined that in order to attract and retain key personnel for positions of substantial responsibility, to provide additional incentive to employees of the Company and to promote the success of the Company's business, it must offer a compensation package that provides key employees of the Company a chance to participate financially in the success of the Company by developing an equity interest in it.

          1.2 The Company has adopted, effective as of January 31, 1997, the 1997 Stock Incentive Plan (the "Plan") pursuant to resolution of the Board of Directors.

          1.3 By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company an option to purchase shares of the Company's common stock $.001 par value("Common Stock").

                                       II

                                   AGREEMENTS

          2.1 Grant Of Incentive Stock Option. Subject to the terms and conditions hereinafter set forth, the Company grants to the Optionee the right and option (the "Option") to purchase from the Company all or any part of an aggregate number of ____________ shares of Common Stock, authorized but unissued or, at the option of the Company, treasury stock if available (the "Optioned Shares"). The Option granted hereunder shall be an incentive stock option, as defined in Section 422 of the Internal Revenue Code.

          2.2 Exercise Of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised only by completing and signing a written notice in substantially the following form:

          I hereby exercise the Option granted to me pursuant to the Incentive Stock Option Agreement dated the ____ day of _______________, 19____ (the "Agreement"), and elect to purchase ____ shares of the $.001 par value Common Stock of Wavetech, Inc. I hereby tender $____________, pursuant to the Agreement, in exercise of ______ Optioned Shares.
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          2.3  Provisions Of Incentive  Stock Option Plan. The provisions of the
Plan are expressly incorporated herein and made an integral part hereof as though set forth herein. Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the Plan.

          2.4 Purchase Price. The price to be paid for the Optioned Shares (the "Purchase Price") shall be $__________ per share which was not less than the Fair Market Value (as defined under Section 2(o) of the Plan) of the Optioned Shares as determined by the Board or a Committee of the Board (the "Committee") on the Grant Date, or, in the case of an option granted to an employee who, on the Grant Date, owns ten percent (10%) or more of the Common Stock, as such amount is calculated under Section 422A(b)(6) of the Internal Revenue Code, as amended ("Code"), not less than one hundred and ten percent (110%) of the Fair Market Value of the Optioned Stock.

          2.5 Payment Of Purchase Price. Payment of the Purchase Price may be made as follows:

               (a) In United States dollars in cash or by check, bank draft or money order payable to the Company; or

               (b) At the discretion of the Board, through the delivery of shares of Common Stock with an aggregate fair market value at the date of such delivery, equal to the Purchase Price; or

               (c) By a combination of both (a) and (b) above; or

               (d) Pursuant to financial assistance which may be provided by the Company upon Board approval as set forth in Section 8(c) of the Plan.

The Board or a Committee appointed by the Board shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and conditions on the use of Common Stock to exercise an Option as it deems appropriate. At the election of the Optionee pursuant to
Section 17 of the Plan, and subject to the acceptance of such election by the Board or a Committee appointed by the Board, to satisfy the Company's withholding obligations, it may retain such number of shares of Common Stock subject to the exercised Option which have an aggregate Fair Market Value (as defined in the Plan) on the date of exercise equal to the Company's aggregate federal, state, local and foreign tax withholding and FICA and FUTA obligations with respect to the exercise of the Option by the Optionee.

          2.6 Reduction in Optioned Shares. The number of Optioned Shares to which an Optionee is entitled shall be reduced by the number of Optioned Shares purchased by Optionee.

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

          2.7 Vesting Of Option. Optionee's right to acquire the Optioned Shares pursuant to the exercise of an Option as provided herein shall vest _________________________________. As provided in the Plan, the Board of
Directors or the Committee, as the case may be, may waive the foregoing vesting provisions in whole or in part at any time based on such factors as the Board or the Committee determines in its sole discretion.

          2.8 Termination Of Option. Except as otherwise provided herein, the Option, to the extent not heretofore exercised, shall terminate upon the first to occur of the following:

               (a) The date on which the Optionee's employment by the Company is terminated, except if such termination is voluntary or due to retirement, death or disability within the meaning of Section 22(e)(3) of the Code;

               (b) Thirty (30) days after voluntary termination or termination due to retirement;

               (c) Three (3) months after termination due to disability within the meaning of Section 22(e)(3) of the Code;

               (d) One (1) year after the Optionee's death (or such other period of time as determined by the Board); or

               (e) As otherwise provided in the Plan.

          2.9 Adjustments. In the event of any stock split, reverse stock split, stock divided, combination or reclassification of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number and kind of Optioned Shares (including any Option outstanding after termination of employment or death) and the Purchase Price per share shall be proportionately and appropriately adjusted without any change in the aggregate Purchase Price to be paid therefor upon exercise of the Option. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

          2.10 Liquidation, Sale of Assets or Merger. In the event of a proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Board determines that the Optionee shall have the right to exercise the Option as to all of the Common Stock subject to the Option, including shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice (but not later than the expiration of the Option term under Paragraph 2.7, above), and the Option will terminate upon the expiration of such period.

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

          2.11 Notices. Any notice to be given under the terms of the Agreement ("Notice") shall be addressed to the Company in care of its Chief Financial Officer at 5210 East Williams Circle, Suite 200, Tucson, Arizona 85700, or at its then current corporate headquarters. Notice to be given to the Optionee shall be addressed to him or at his then current residential address as appearing on the payroll records.

          Notice shall be deemed duly given when enclosed in a properly sealed envelope and deposited by certified mail, return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

          2.12 Notification Of Disposition Of Shares. The Optionee hereby acknowledges that a disposition of shares of Common Stock acquired upon the exercise of the Option within two (2) years from the Grant Date or within one
(1) year after the transfer of such shares of Common Stock to him would result in detrimental income tax consequences to the Optionee. The Optionee hereby agrees to promptly notify the Company of any disposition of shares of Common Stock within either of the above time limitations.

          2.13 Modification Of Agreement. The Board or the Committee may at any time and from time to time direct that the Agreement be modified in such respects deemed advisable in order that the Option shall constitute an incentive stock option pursuant to Section 422A of the Code.

          2.14 Transferability of Option. The Option shall not be transferable by the Optionee otherwise than by the will or the laws of descent and distribution, or to the extent permitted by Code ss.422 and may be exercised during the life of the Optionee only by the Optionee.

          2.15 Optionee Not A Shareholder. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

          2.16 Not a Contract of Employment. Nothing contained in the Plan or in any Option Agreement executed pursuant to the Plan shall be deemed to confer upon any individual to whom an Option may be granted hereunder any right to remain in the employ or service of the Company or a parent or subsidiary corporation of the Company.

          2.17 Disputes Or Disagreements. As a condition of the granting of the Option herein granted, the Optionee agrees, for him/herself, and his/her personal representative, that any disputes or disagreements which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board or the Committee in its sole discretion, and that any interpretation by the Board or the Committee of the terms of this Agreement shall be final, binding and conclusive.

          2.18 Shareholder Approval. If the Plan is not approved by the stockholders of the Company within one year of its date of adoption, the

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

Optionee acknowledges that the Option granted hereunder shall, without further action on behalf of the Company, become a nonstatutory option under the Plan.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Optionee has hereunto affixed his signature.

                                         WAVETECH, INC.




                                      By
                                        --------------------------------
                                        Gerald I. Quinn, President

                                                               "COMPANY"

                                      ----------------------------------
                                                               "OPTIONEE"



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